EXHIBIT 10.37.1


 "CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE
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       BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION"
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  DATE            18   MARCH   2005

PARTIES

(1) INYX PHARMA LIMITED a company incorporated in England and Wales whose registered number is 4573515 and with registered office at 6 Seymour Court, Manor Park, Runcorn, Cheshire, WA7 1SY ("INYX"); and

(2) GENERICS [UK] LIMITED a company incorporated in England and Wales whose registered number is 1558756 and with registered office at Station Close, Potters Bar, Hertfordshire, EN6 1TL ("GUK").

INTRODUCTION

(A) GUK intends to obtain Registrations for the Product in the Territory to enable it to manufacture, package, market, distribute and sell the Product in the Territory. GUK wishes to appoint INYX as its non-exclusive manufacturer of the Product.

(B) INYX is willing to assist GUK in obtaining Registrations and to manufacture for and exclusively supply GUK with the Product and GUK is willing to purchase the Product on the terms and subject to the conditions of this Agreement.

OPERATIVE PROVISIONS

1     Interpretation

1.1 In this Agreement (including the Introduction and the Schedules), the following words and expressions shall, unless the context otherwise requires, have the meanings set out opposite them below:

      Affiliate         in respect of INYX, shall mean any company which at the
                        relevant time is the ultimate holding company of that party or a subsidiary (whether direct or indirect) of that party's ultimate holding company; a company is a "subsidiary" of another company, its "holding company", if that other company (a) holds a majority of the voting rights in it or (b) is a member of it and has the right to appoint or remove a majority of its board of directors, or (c) is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that other company;

                        in respect of GUK, shall mean the companies set out in
                        Schedule 1;

      Control means the ability to direct the affairs of another whether by the ownership of greater than fifty per cent (50%) of the issued share capital of that other or by the ability to appoint and maintain a majority of the executive management board of that other or by contract or otherwise;

      Delivery Address  GUK's premises at Unit 2 Summit Centre, Summit
                        Road, Cranborne Industrial Estate, Potters Bar, Herts EN6 3QW and/or such other premises as GUK may direct;

      Device the devices to be supplied by the Supplier, being (as the case may be) a pressured metered dose inhaler and a breath operated metered dose inhaler;

      Effective         the date of this Agreement first above written;
        Date

      Facility INYX's facility at Astmoor Industrial Site, Runcorn or such other facility approved by GUK and used in connection with the manufacture of the Product;

      Intellectual      means any and all rights and interests, vested or
        Property        arising out of any patent (including any supplementary
        Rights          patent certificates), copyright, design rights (whether
                        registered or unregistered), trade mark (whether registered or unregistered), trade secrets, industrial property rights, rights in data, goodwill or confidential information whether arising by common law or by statute, any applications for the same, any extensions or divisions of the same and/or the right to apply for registration in respect of the same anywhere in the world;

      MHRA the Medicines and Healthcare Products Regulatory Agency of the United Kingdom;

      Mutual            the European mutual recognition procedure in relation to
        Recognition     Registrations;

      Product Salbutamol Hydrofluoroalkane (HFA) sold in standard pressurised and/or breath operated metered dose inhalation aerosols

                        And

                        containing those compounds listed in Schedule 2 in finished pack form and any improvements thereto [manufactured and / or sold under GUK's or its Affiliates' Registration and such other products as the parties may agree from time to time in writing];


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

      Quarter any period of three months (or such shorter period as may be applicable at the commencement or at end of the
                        Term) ending on the last day of March, June, September or December (or, in the case of the last Quarter, ending on the last day of the Term) as the case may be and "Quarterly" shall be construed accordingly;

      Registration      the authorisation necessary to allow GUK (or its
                        Affiliates) to manufacture, package, market, distribute and sell the Product in the Territory in accordance with this Agreement;

      Specifications    the specifications for the formulation of the Product in
                        accordance with any Registrations and any other specifications agreed by the parties in writing and listed in Schedule 2;

      Technical         a technical agreement as required under EC law and cGMP
        Agreement       to be agreed between the parties as part of the
                        arrangement for ordering initial launch stocks of packed
                        Product (Schedule 5);

      Term              the term of this Agreement as set out in clause 10.1;

      Territory         all countries of the world;

      Year each period of twelve months during the Term ending on 31 December provided that the first Year shall be the period commencing on the Effective Date and ending on the immediately subsequent 31 December and the last Year shall be the period ending on the last day of the Term and commencing on the immediately preceding I January.

1.2   In this Agreement:

      (a) references to clauses, Schedules and the parties are to clauses of, and the Schedules and parties to, this Agreement;

      (b) headings and captions are for ease of reference only and shall not affect the interpretation of this Agreement; and

      (c) references to GUK's rights (including its right to acquire the Product) under this Agreement shall be construed to include its Affiliates; for the avoidance of doubt losses suffered by any Affiliates pursuant to breach by INYX shall be treated as losses suffered directly by GUK and recoverable accordingly.


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

2     Appointment

2.1 Subject to the remaining terms of this Agreement, GUK appoints INYX as its non-exclusive manufacturer of the Product in the Territory.

2.2 INYX agrees at all times to manufacture and supply Product (where Product is manufactured by INYX under GUK's Registrations) only for GUK

2.3 GUK shall be free to purchase Product from third parties (or manufacture such Product itself), provided that 52% of GUK's annual requirement for the Product is purchased from INyX.

3     Registration

3.1 GUK shall, at its cost, make applications for Registration in such countries within the Territory as it deems appropriate. It is acknowledged that GUK shall be entitled to take advantage of Mutual Recognition where appropriate.

3.2 To enable GUK to apply for Registrations as soon as possible after the Effective Date, INYX agrees to provide GUK in a timely manner, with all the assistance it reasonably requires from time to time to make the applications for Registrations and as GUK reasonably requires thereafter. In particular INYX shall, or shall procure that others, regularly monitor all supplies of Product (including Devices and components therefor and all ingredients (active and inactive) and compounds with which the Device is to be filled) and to ensure that these are supplied within Specifications set by GUK. INYX will operate only from manufacturing facilities approved (or to be approved prior to production) by an appropriate regulatory authority and by GUK.

3.3 All Registrations and Intellectual Property associated with registrations obtained by GUK shall remain the exclusive property of GUK. INYX shall have the right to use without limitations all improvements to the manufacturing process.

4     Manufacture and Supply

4.1   The Product shall be manufactured by INYX at the Facility.

4.2 The Product shall be manufactured by INYX in accordance with the Specifications and subject to current standards of good manufacturing practice as published from time to time by the relevant authorities in the Territory in relation to medicinal products.

4.3 GUK shall be entitled, at any time during the Term and without materially disrupting the business of INYX, to have access to the Facility during normal working hours and on reasonable prior written notice, in order to verify that INYX is adhering to its obligations under this Agreement. If GUK is not reasonably satisfied that INYX is complying with such obligations then (without prejudice to its other rights) it shall notify INYX in writing of any changes or modifications it reasonably requires which INYX shall implement as soon as practically possible.

4.4 The parties recognize that certain items of equipment (Schedule 4) used by INYX belong to GUK. GUK shall (where it elects to purchase Product from another, or manufacture or have manufactured, Product, and in any event, upon termination) be entitled to collect such equipment immediately and INYX shall co-operate fully with GUK in this regard. For so long as the equipment is used by INYX, INYX shall properly use and maintain the equipment, keep the equipment in good repair and condition and obtain insurance therefor (for the full replacement cost). All risk of loss or damage to the equipment shall be for INYX for so long as it is using the equipment.


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

5     Forecasts and Deliveries

5.1 INYX agrees to maintain levels of intermediate buffer stocks (filled, unlabelled cans) of the Product in such quantities as the parties may agree from time to time and INYX shall invoice GUK upon transfer to bulk stock at 70.0% of the price as agreed in terms of Clause 7.1 GUK shall provide INYX on a quarterly basis with non-binding Quarterly rolling forecasts of GUK's and its Affiliates (and third party distributors) likely requirements of Product for the subsequent 12 month period and to place firm orders for the Packed Product not less than two months before the desired delivery date.

5.2 Despatch shall be made by INYX such as to ensure that deliveries are made during GUK's normal business hours.

5.3 Risk in the Product shall pass to GUK on despatch to the Delivery Address and title shall pass on payment in full by GUK.

5.4 Each consignment of the Product ordered by GUK shall be delivered in full by the due date, subject to any changes agreed between the Parties in writing.

5.5 INYX will despatch the Product to GUK, ex-works Runcorn (as that term is defined Incoterms 1990 Edition), to the Delivery Address on or before the date stipulated in the relevant order.

5.6 Each delivery or consignment of the Product shall include a packing note quoting or attaching:

      (a)   the batch number and order number;

      (b)   product documentation should be defined!; and

      (c)   a certificate of analysis

      as more particularly described in the Technical Agreement.

5.7 Time is of the essence in the delivery by INYX of the Product. If delivery dates for the Product cannot be met, INYX shall (without prejudice to GUK's rights in respect of such breach) promptly notify GUK of the earliest possible date for delivery of the Product. INYX will report immediately to GUK the occurrence of any event within or beyond its control which is likely to affect delivery of the Product.

5.8 WHERE INYX CANNOT FULFIL GUK'S ORDER(S) FOR PRODUCT (IN THE QUANTITIES AND TIME-SCALES SET OUT IN SUCH ORDER(S) FOR ANY REASON, GUK SHALL BE ENTITLED WITHOUT LIABILITY TO CANCEL ALL OR ANY PART OF THE RELEVANT ORDER(S). SUCH RIGHT SHALL ARISE WHENEVER GUK HAS KNOWLEDGE OF INYX'S FAILURE OR LIKELY FAILURE TO MEET SUCH ORDERS IN FULL.


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

6     Acceptance and Quality Control

6.1 GUK or its Affiliates shall examine deliveries of the Product and perform a visual delivery inspection within 48 working hours of receiving the Product and a quality control inspection within 30 days of delivery of the Product. If, in GUK's reasonable opinion, a delivery of the Product does not comply with the Specifications, is defective or otherwise does not materially comply with the provisions of this Agreement then GUK shall so notify INYX in writing (and submit samples) within 30 days of delivery of the Product or, if later, 30 days after discovery of the defect provided that defects which are not identified in standard sample checks by GUK shall not be treated as GUK having accepted the Product or, inter alia, lost its right to reject defective or non-complying Product.

6.2 In any case where Product is delivered and is rejected in accordance with the provisions of this Agreement, GUK shall dispose of the defective delivery after consultation with INYX and at INYX's expense. INYX shall (irrespective of whether clause 6.3 applies) forthwith (and, in any event within 60 days) deliver replacement Product to GUK at INYX's expense. If the cause of rejection is minor (for example, misspelt label, etc) then INYX may elect to "re-work" in accordance with the protocol agreed by GUK.

6.3 Should the parties be unable to agree on the existence of a defect, on the request of either GUK or INYX a representative sample from the corresponding batch shall be delivered to an independent specialist, acting as an expert and not an arbitrator, for examination. The independent specialist shall be appointed by agreement between the parties. The decision of the independent specialist shall be final and conclusively binding on the parties. The cost of obtaining the sample and the examination shall be paid by the party against whom the specialist's decision is made. Both parties shall be obliged to co-operate with the independent expert in providing technical data, availability of test data and other matters required by the expert.

6.4 This Agreement shall be read together with the Technical Agreement and in the event of any inconsistencies between this Agreement and the Technical Agreement, this Agreement shall prevail.

7     Price and Payment

7.1 The price for the Product shall be that as set out in Schedule 3 or as amended and agreed in writing from time to time by the parties.

7.2 Unless otherwise agreed in writing, INYX may invoice GUK for the Price (less any amount paid under clause 5.1) on or at any time after proper delivery of the Product and each invoice shall quote the order reference number. Invoices shall be paid on the 20th of the month following the invoice date.

7.3 Payment shall be conditional upon GUK having accepted that the Product is in conformity with the Agreement.

7.4 All monies payable by GUK to INYX under this Agreement shall be paid in (pound)sterling or in such other currencies as may be agreed between the parties from time to time in writing.

7.5 GUK agrees to provide INYX free of charge with all packaging origination work and artwork for all Product. Should INYX be requested by GUK to provide packaging services in relation to the Product then INYX shall provide such a service and GUK will reimburse INYX with the appropriate costs of such a service provided the same are supported by documentary evidence and on receipt of a valid VAT invoice.


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

8     Warranties, Indemnities and Guarantee

8.1 Each party represents and warrants to the others that it has the full right and authority to enter into this Agreement and that it has obtained, or will obtain, and will at all times during the Term, hold and comply with all licences, permits and authorisations necessary to carry out its obligations under this Agreement.

8.2 INYX warrants and represents that in addition to any warranty given under the Technical Agreement:

      (a) Product supplied by INYX to GUK or its Affiliates will be free from defects in composition, manufacture and ingredients and shall comply with the Specifications (QC ok) and Registration requirements and with current standards of good manufacturing practice as published from time to time by the applicable authorities in the Territory in relation to medicinal products;

      (b) the Facility is and will continue to be approved by all applicable regulatory authorities including the MHRA;

      (c) it will perform all of its obligations under this Agreement expeditiously and with the utmost care and skill and will duly comply with all of its obligations under this Agreement;

      (d) it is not a party and will not be a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that it will not, during the Term, enter into any agreement which would in any way materially restrict its ability to perform its obligations under this Agreement.

8.3 INYX agrees to indemnify and hold GUK harmless from all direct losses, claims, demands, damages, costs or expenses arising from or in connection with (i) any breach of warranty given by INYX under this Agreement and
      (ii) any and all third party claims arising from or in connection with INYX's breach of this Agreement. For the avoidance of doubt indirect or consequential losses are excluded, as are loss of profits, cost of capital and loss of facility under this indemnity.

8.4 INYX total liability is limited to the available insurance as detailed below:

                                                        -------------------------------------------------------------------------
                                                        Limit of Indemnity
                              Section                   INCLUSIVE OF DEDUCTIBLE
           ----------------------------------------------------------------------------------------------------------------------
           1.      Public Liability                     (pound)5,000,000 any one event
           ----------------------------------------------------------------------------------------------------------------------
           2.      Products Liability                   (pound)5,000,000 any one event and in all in any one insurance year
           ----------------------------------------------------------------------------------------------------------------------
           3.      Errors and Omissions Extension
                a)      Injury/Damage                   (pound)5,000,000 any one event and in all in any one insurance year
           ----------------------------------------------------------------------------------------------------------------------
                b)      Financial Loss                  (pound)1,000,000 any one event and in all in any one insurance year
           ----------------------------------------------------------------------------------------------------------------------


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

8.5 Furthermore, if INYX is in breach of any of the above warranties (or if it suffers an event of force majeure) GUK shall be free, notwithstanding clause 2.1, to manufacture or have manufactured, Product.

8.6   GUK warrants that it will:

      (a) advise INYX in writing in a timely manner of any changes to any Registration or Specification that it brings about that will affect INYX's ability to manufacture or deliver any quantity of Product against GUK's orders;

      (b) advise INYX in writing of any Product complaints from any market for any Product within a reasonable time (INYX will acknowledge complaints within 5 working days and will endeavour to address them, to GUK's satisfaction, within 30 working days.)

      (c) submit and use all reasonable endeavours to maintain Registrations for the Product in the countries selected by it under clause 3.1.

9     Confidentiality

9.1 Save as is otherwise required by law or any regulatory authority and without prejudice to GUK's rights to exercise its Intellectual Property Rights, each party undertakes to the other party that during the Term and thereafter it will keep secret and will not without the prior written consent of the other party disclose to any third party any confidential information relating to the business or affairs of such other party ("Confidential Information") learned by the recipient party or disclosed to the recipient party by such other party pursuant to or otherwise in connection with this Agreement (except insofar as any such Confidential Information shall (otherwise than by breach of this Agreement) be in the public domain) or subsequently comes lawfully into the possession of the recipient party from a third party without the imposition of any duty of confidentiality by such third party.

9.2 To the extent that it is necessary to implement the provisions of this Agreement the recipient party may disclose Confidential Information to its employees and its Affiliates as may reasonably be necessary provided that before any such disclosure the recipient party shall make such employees aware of their obligations of confidentiality under this Agreement and shall at all times procure compliance with such obligations of confidentiality.

10    Duration and Termination

10.1 Subject to clauses 10.2 and 13, this Agreement shall be for an initial period of four years commencing on the Effective Date ("the Initial Period") and shall continue thereafter unless and until termined by a party giving at least twelve months prior written notice to the other, such notice to expire on or at any time after the end of the Initial Period.


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

10.2 GUK shall have the right to terminate this Agreement forthwith by notice in writing to INYX in the event that:

      (a) GUK concludes that, the performance of the product is such that continuing to pursue a Marketing Authorisation Application is unlikely to be successful, or that regulatory approval cannot be attained.

      (b) INYX shall be guilty of any material breach, non-observance or non-performance of any of its obligations under this Agreement which, if capable of remedy, is not remedied or commenced to be remedied and such remedy is diligently pursued within thirty (30) days after receiving written notice of the same (provided that breach of warranty shall be deemed incapable of remedy);

      (c) INYX Pharma Ltd shall be liquidated, unable to pay its debts in the ordinary course of business passes a resolution for winding up or has a receiver appointed over all or any of its assets or otherwise becomes subject to the insolvency laws under the laws of the country in which it was incorporated.

10.3 INYX shall have the right to terminate this Agreement forthwith by notice in writing to GUK in the event that:

      (a) GUK shall be guilty of any material breach, non-observance or non-performance of any of its obligations under this Agreement which, if capable of remedy, or commenced to be remedied and such remedy is diligently pursued is not remedied within thirty (30) days after receiving written notice of the same;

      (b) GUK shall be liquidated, unable to pay its debts in the ordinary course of business, passes a resolution for winding up or has a receiver appointed over all or any of its assets or otherwise becomes subject to the insolvency laws under the laws of the country in which it was incorporated;

11    Consequences of Termination

      Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

12    Assignment

      Save as permitted under this Agreement, the rights, interests and obligations under this Agreement shall not be assignable by either party (other than to its legal successors or an Affiliate) without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

13    Force Majeure

13.1 Neither party shall be liable to the other for any default under this Agreement caused by war, riot, fire, flood, drought, act of God or any other cause which is beyond the reasonable control of the defaulting party ("Force Majeure Event"). The payment of any amount due under this Agreement shall not be subject to Force Majeure.

13.2 IF A FORCE MAJEURE EVENT OCCURS THEN THE PARTY AFFECTED SHALL IMMEDIATELY NOTIFY THE OTHERS AND TAKE ALL REASONABLE STEPS TO REDUCE THE EFFECT OF THE FORCE MAJEURE EVENT. IF THE FORCE MAJEURE EVENT CONTINUES FOR A PERIOD OF 120 DAYS OR MORE THE PARTY NOT SUFFERING THE FORCE MAJEURE EVENT SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT PROVIDED SUCH FORCE MAJEURE EVENT IS CONTINUING AT THE DATE OF TERMINATION.


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

14    Intellectual Property

      GUK shall own any and all Intellectual Property Rights existing or hereafter created relating to the Registrations and the Product. INYX hereby assigns (including by way of present assignment of future rights) all such Intellectual Property Rights relating to the Registrations and the Product and agrees to do such further acts, deeds and things as GUK require to give effect to this clause.

15    Non-Waiver

      The failure of a party at any time to require performance of the other party of any provision hereof shall not in any way affect the right to require such performance at any time thereafter. The waiver by a party of any breach of any provision hereof shall not be held to be a waiver of any subsequent breach of the same provision or of any other provision hereof.

16    Amendments

      No amendment or modification of this Agreement shall be valid or binding upon either of the parties unless made in writing and signed by an authorised representative of each party.

17    Severability

      In case any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties shall amend this Agreement to add a new provision having an effect as near as legally permissible to the one found invalid, illegal or unenforceable.

18    Entire Agreement

      This Agreement together with the Technical Agreement supersedes any previous agreement between the parties in relation to the matters dealt with in this Agreement.

19    Notices

19.1 Any notice required or permitted to be given under this Agreement shall be in writing and in the English language and shall be sent to the address of the recipient as set out above or to such other address as the recipient may designate by notice to the other party in accordance with this clause. Any such notice shall be delivered personally, sent by first class post or by facsimile (with a confirmatory copy sent by post)

19.2  Any notice shall be deemed to have been given:

      (a)   if delivered personally, when delivered;

      (b)   if sent by post, seven days after posting it; and

      (c) if sent by facsimile, when clearly received in full on the next business day.


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

20    Remedies Not Exclusive

      No remedy conferred by any provisions of this Agreement is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. Rights in favour of a party given under an indemnity shall be without prejudice to any right to claim damages for breach of contract committed by the other party.

21    Law and Jurisdiction

      This Agreement shall be governed and interpreted in accordance with English law and the parties irrevocably agree to submit to the non-exclusive jurisdiction of the English courts.


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

                                   SCHEDULE 1


                    CORPORATE STRUCTURE CHART Merck Generics


                                  To be amended









                                   SCHEDULE 2


                                     PRODUCT


Salbutalmol HFA and BOI BP    100 mcg/dose     200 doses      Inhalation Aerosol

                                   SCHEDULE 3


                                     PRICING


1     Packed Product for Sale

      1.    Salbutamol 100 mcg MDI (UK pack only)

            For volumes up to 4m doses per annum: ***

            For volumes in excess of 4m doses per annum ***

      This price is based upon standard manufacturing batch size of 100,000 units per batch

      2.    ***

2     Other Markets

      Prices for Packed Product for other markets or new pack specifications for Packed Product for the UK market will be agreed in writing in advance of the launch of the new market pack.

3     Price changes

      The prices shown above shall be valid for twelve months from the Effective Date and may be varied thereafter by agreement between the parties subject to 6 months' notice. The reasons for a price change request may be for example as follows:

      (i) by INYX by reason of manufacturing, material or component cost changes, or changes in specifications and the effect of volumes

      (ii)  by GUK to maintain GUK in a competitive market place position.

      PROVIDED THAT in no event may prices increase above the UK RPI (Retail Prices Index) in any Year and provided further that, if no agreement can be reached, either party can terminate this Agreement on 6 months notice.


*** - Confidential material redacted and filed separately with the Commission."

                                   SCHEDULE 4


                               GUK Equipment list


                                  To be amended







                                   SCHEDULE 5


                               Technical Agreement


                                 (To be amended)

ATTESTATIONS

         Signed                                       )  /s/ Ulrich Bartke

         for and on behalf of                         ) VP Sales and Marketing
         INYX PHARMA LIMITED                          )

         in the presence of:                          )  /s/ Lesley Buckendge



         Signed                                       )



         for and on behalf of                         )  /s/ S. R. Self
         GENERICS [UK] LIMITED                        )  Group Director



         in the presence of:                          )  R. J. Sheor